Exhibit 99.1


                                                                    NEWS RELEASE

                                    Contact:  Richard N. Grubb, Executive
                                              Vice President and Chief Financial
                                              Officer or Robert A. Freece,

                                              Executive Vice President
                                              610/644-1300

                              FOR IMMEDIATE RELEASE
                              ---------------------

   VISHAY ANNOUNCES NUMBER OF SHARES ISSUABLE TO HOLDERS EXERCISING OPTION TO
                         REQUIRE PURCHASE OF THEIR LYONS

MALVERN, PENNSYLVANIA, - June 1, 2004 - Vishay Intertechnology, Inc. (NYSE: VSH) today announced that it will issue 32.6669 shares of its common stock per $1,000 principal amount at maturity of its Liquid Yield Option(TM) Notes (LYONs) to holders who elect to exercise their option to require Vishay to repurchase their LYONs on June 4, 2004. Cash will be paid in lieu of fractional shares.

Vishay is required to purchase the LYONs, at the option of the holders, for a purchase price per $1,000 principal amount at maturity of the LYONs of $602.77, the accreted value at June 4, 2004. As permitted by the indenture governing the LYONs, Vishay has elected to pay the purchase price in shares of its common stock, computed based upon the quotient of $602.77 divided by the per share market price of the common stock. Under the indenture, market price means the average of the closing prices of Vishay common stock in New York Stock Exchange composite trading for the five trading day period ending on the third business day prior to the purchase date, which is the period from May 25, 2004 to and including June 1, 2004. This average was $18.452.

To exercise the option, holders must deliver a purchase notice to the paying agent at or before 5:00 p.m. New York City time on June 3, 2004, the day before the purchase date, and surrender their LYONs to the paying agent before, on or after the purchase date.

Vishay's ability to pay the purchase price in shares of common stock is subject to a number of conditions, including effectiveness of the registration statement referred to below. At this time, Vishay anticipates that these conditions will be satisfied. If these conditions are not satisfied prior to the close of business on the purchase date, Vishay will be obligated to pay the entire purchase price in cash. Holders may specify in their purchase notice whether in these circumstances they elect to withdraw exercise of the option with respect to some or all of their LYONs or to receive cash. If a holder fails to indicate its choice in these circumstances, it will receive cash.

The paying agent for the option is The Bank of New York. Copies of the company notice/prospectus and the purchase notice with respect to the LYONs may be obtained from the paying agent, and questions concerning exercise of the option and surrender of the LYONs may be directed to the paying agent, at 101 Barclay Street, 7 - East, Corporate Trust Operations, Reorganization Unit, New York, New York 10286, telephone 212-815-5098.

A registration statement relating to the shares of common stock issuable upon exercise of the option has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Vishay, a Fortune 1,000 Company listed on the NYSE, is one of the world's largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, optoelectronics, and selected ICs) and passive electronic components (resistors, capacitors, inductors, and transducers). The Company's components can be found in products manufactured in a very broad range of industries worldwide. Vishay is headquartered in Malvern, Pennsylvania, and has operations in 17 countries employing over 26,000 people. Vishay can be found on the Internet at www.vishay.com.


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